EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Iconic Brands, Inc.

We hereby consent to the inclusion in this form 10-K, Annual Report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 of our report dated March 7, 2013 relating to the financial statements of Iconic Brands, Inc. as of and for the year ended December 31, 2011.

/s/ ZBS Group LLP
Melville, New York
March 25, 2013